EXHIBIT 99.1

American River Bankshares Appoints Nicolas Anderson to its Board of Directors

SACRAMENTO, Calif., March 23, 2018 (GLOBE NEWSWIRE) -- The Board of Directors of American River Bankshares (NASDAQ–GS:AMRB) today announced that it has appointed Nicolas Anderson to the American River Bankshares Board. In addition, the Company has also appointed Mr. Anderson to the Board of American River Bank.

“Nic’s successful track record in investment banking and financial services as well as his achievements in innovative digital arenas will add key insights to our Board of Directors,” said David E. Ritchie, Jr., President and CEO of American River Bankshares.  “He is a strategic thought leader and his entrepreneurial experience will provide valuable insight and contribution to our Board of Directors.”

Nicolas Anderson is the Chief Executive Officer of Capitol Digital & Califorensics, a company that provides digital forensics and high-value digital discovery services to law firms, corporations and government agencies, and a former Investment Banker and Co-Founder of a successful startup venture.  During his eleven-year career, Mr. Anderson has been recognized for his acumen in strategic analysis, successful portfolio management, rapid start-up development and high-value execution on growth tactics.

Mr. Anderson has served as a mentor for Streetwise Partners and MicroMentor (a division of Mercy Corps.). Mr. Anderson holds a degree in economics from Harvard University and a Master of Business Administration from Harvard Business School.

About American River Bankshares
American River Bankshares (NASDAQ-GS:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (916) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President, Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Thompson Dias
Vice President, Marketing & Community Engagement
American River Bankshares
916-231-6717